SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to sec.240.14a-11(c) or sec.240.14a-12

SPEIZMAN INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SPEIZMAN INDUSTRIES, INC.

701 Griffith Road

Charlotte, North Carolina 28217

____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 24, 2003

____________________________________________________

To the Stockholders of Speizman Industries, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Speizman Industries, Inc. (the “Company”) will be held on Monday, November 24, 2003, at 9:00 a.m., at the principal executive offices of the Company located at 701 Griffith Road, Charlotte, North Carolina, for the following purposes:

1. To elect four directors to serve until the Company’s 2004 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To approve three alternative amendments to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s outstanding common stock, pursuant to which any whole number of outstanding shares between and including three and five would be combined into one share of the Company’s common stock, and to authorize the Board of Directors to select and file one such amendment in its discretion.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only Stockholders of record at the close of business on October 10, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Regardless of whether you expect to attend the Annual Meeting, you are requested to complete, date and sign the enclosed proxy and return it promptly in the envelope provided. No postage is required for mailing in the United States. Your prompt response will assure that a quorum is present at the Annual Meeting and save the Company the expense of further solicitation of proxies. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By order of the Board of Directors,

PAUL R.M. DEMMINK
Vice President-Finance, CFO, Secretary and Treasurer

Charlotte, North Carolina

October 28, 2003

It is important that you return the accompanying proxy. If you do not return the accompanying proxy to us, or otherwise communicate with us, for a five-year period, North Carolina law requires us to treat all shares of Common Stock held in your name as abandoned property which must be turned over to the State Treasurer’s office. It is also important that we have your correct address. The address to which these proxy materials were mailed is the address that we have on file for you. If you would like to make a correction to this address, please contact Ms. Gail Gormly, 701 Griffith Road, Charlotte, North Carolina 28217 (704) 559-5777.

SPEIZMAN INDUSTRIES, INC.

701 Griffith Road

Charlotte, North Carolina 28217

__________________________________________________

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS HELD ON NOVEMBER 24, 2003

__________________________________________________

PROXY SOLICITATION AND GENERAL INFORMATION

General

This Proxy Statement is furnished to the stockholders of Speizman Industries, Inc., a Delaware corporation (the “Company”), as of October 10, 2003 (the “Record Date”), in connection with the solicitation of proxies in the enclosed form by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Company’s Annual Meeting of Stockholders to be held on Monday, November 24, 2003, at 9:00 a.m., at the principal executive offices of the Company located at 701 Griffith Road, Charlotte, North Carolina, and at any adjournment thereof (the “Annual Meeting”). The Company expects to mail this Proxy Statement and the enclosed proxy card to the Company’s stockholders on or about October 28, 2003.

Record Date and Outstanding Shares

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, 3,255,428 shares of the Company’s Common Stock, par value $0.10 per share (“Common Stock”), were issued and outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to be presented for action at the Annual Meeting.

Quorum

The presence of a majority of the outstanding shares of Common Stock is required, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld from any nominee for election as a director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. Broker non-votes occur when a nominee, such as a financial institution, holding shares for a beneficial owner, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner’s shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner.

Voting

The enclosed proxy card is for use at the Annual Meeting if a stockholder does not attend the Annual Meeting in person or wishes to have his shares of Common Stock voted by proxy even if he attends the Annual Meeting. If the enclosed proxy card is properly executed and returned in time to be voted at the Annual Meeting, the shares of Common Stock represented thereby will be voted in accordance with the directions given therein. If a stockholder does not indicate how his or her shares should be voted on a matter, the shares represented by such stockholder’s properly completed proxy will be voted as the Board of Directors recommends. The Company does not know of any other business to be brought before the Annual Meeting, but it is intended that as to any such other business the proxies will be voted in accordance with the judgment of the person or persons acting thereunder. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and (with respect to proposals other than the election of directors) negative votes, abstentions and broker non-votes.

With respect to the election of directors, any stockholder that has submitted a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy card. Stockholders may not cumulate votes in the election of directors. The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominees for directors of the Company. This means that the four nominees for director who receive the most votes will be elected. Broker non-votes will have no effect upon the election of directors.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split. Votes may be cast for or against or to abstain from approval of this proposal. Under applicable Delaware law, abstentions and broker non-votes will have the effect of a vote against this proposal

Revocability of Proxies

Any stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or an executed proxy having a later date, or by attending the Annual Meeting and electing to vote in person.

Solicitation

The Company will bear the entire cost of the solicitation of proxies, including the reimbursement of brokers, banks and other record holders of shares of Common Stock for their expenses in forwarding proxy materials to the beneficial owners of such shares. Following the original solicitation of proxies by mail, proxies may be solicited by officers and employees of the Company by telephone, facsimile, telegraph or in person. Such officers and employees will not be additionally compensated for soliciting proxies.

Other

A copy of the Company’s 2003 Annual Report to Stockholders is being furnished herewith to each stockholder of record as of the close of business on the Record Date. The Annual Report to Stockholders, however, is not a part of the proxy solicitation material. Copies of the Company’s Annual Report on Form 10-K for the year ended June 28, 2003 will be provided free of charge upon written request to:

Speizman Industries, Inc.

P.O. Box 242108

Charlotte, North Carolina 28224

Attn: Chief Financial Officer

The Company’s fiscal year ends on the Saturday closest to June 30 and is named for the year in which it ends. Fiscal 2001, 2002 and 2003 each contained 52 weeks and ended on June 30, 2001, June 29, 2002 and June 28, 2003, respectively.

ELECTION OF DIRECTORS

General

The Company’s directors are elected each year by the stockholders at the Annual Meeting. The Board of Directors has nominated the four persons named below for election as directors at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The Company’s bylaws provide that the Board of Directors shall consist of one or more directors and that the Board of Directors has the power to determine the number of directors (when not determined by the stockholders) and to fill vacancies on the Board of Directors. The number of directors is presently fixed at four. Each nominee named below is presently serving as a director of the Company and each nominee has consented to have his name appear as a nominee in this Proxy Statement and to serve as a director of the Company if elected. Should any nominee become unable to serve as a director, shares of Common Stock represented at the Annual Meeting by valid proxies may be voted for the election of such substitute nominee(s) as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director.

The following information is provided concerning the four nominees for election as directors of the Company:

Robert S. Speizman	Mr. Speizman, 63, has served as President of the Company since November 1976. From 1969 to October 1976, Mr. Speizman served as Executive Vice President of the Company. Mr. Speizman has been a director of the Company since 1967 and Chairman of the Board of Directors since July 1987.

Scott C. Lea	Mr. Lea, 71, has served as a director of the Company since May 1993. Mr. Lea also serves as a director of Lance, Inc. and served as Chairman of its Board of Directors from April 1996 to April 1999. Mr. Lea has been a private investor since January 1992. From January 1972 to December 1991, Mr. Lea was employed by Rexham Industries (formerly Rexham Corp.), a manufacturer of packaging, technical coatings and laminates. While at Rexham, Mr. Lea served in various capacities, including as President, Chief Executive Officer and a director from September 1974 to April 1989, and as Chairman of the Board of Directors from April 1989 to December 1991.

Josef Sklut	Mr. Sklut, 74, has served as a director of the Company since 1977. Since his retirement from the Company in November 1998, Mr. Sklut has provided consulting services to the Company on a part-time basis relating to financial and management matters. Prior to his retirement, Mr. Sklut served as Vice President-Finance of the Company from 1978, as Secretary of the Company from 1977 and as Treasurer of the Company from 1969.

Jon P. Brady	Mr. Brady, 61, has served as a director of the Company since May 2001. Mr. Brady has been employed by Brady Distributing Company, a wholesale distribution company in Charlotte, North Carolina, since 1963. He has served as Chief Executive Officer, President and Chairman of the Board of Directors of Brady Distributing Company since 1978. From 1984 to 1994, Mr. Brady also served as a director of First Charlotte Bank and Trust Company.

The Board of Directors recommends a vote FOR the election of the nominees named above.

Meetings and Committees of the Board of Directors

In fiscal 2003, the Board of Directors held four meetings and took action by unanimous written consent three times. The Board of Directors presently has a Compensation Committee and an Audit Committee, but has no standing nominating committee or a committee performing the functions of a nominating committee. The Compensation Committee is responsible for determining the salaries, bonuses and all other compensation of the executive officers of the Company and for administering the Company’s equity-based plans. The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; monitor the independence and performance of the Company’s independent auditors; and provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee and the Compensation Committee each currently consists of Mr. Lea, Mr. Brady and Mr. Sklut. Mr. Brady is the Chairman of the Audit Committee and Mr. Lea is the Chairman of the Compensation Committee. The Company’s Board of Directors has determined that each of the directors who serve on the Audit Committee is “independent” for purposes of the National Association of Securities Dealers, Inc.’s current listing standards. In fiscal 2003, the Audit Committee held four meetings and the Compensation Committee held three meetings. The Audit Committee operates pursuant to a written Charter, which is attached as Appendix A to this Proxy Statement.

In fiscal 2003, all of the directors attended all of the meetings of the Board of Directors and the above committees on which they served.

Compensation of Directors

Each director who is not an officer or employee of the Company is paid $1,000 for each regular quarterly meeting of the Board of Directors that he attends and is reimbursed for out-of-pocket expenses incurred in connection with attending the meeting.

The Company has a deferred compensation agreement with Mr. Sklut, which was activated upon his retirement from the Company in November 1998 and which is more fully described in the section “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee is currently an officer or employee of the Company. No interlocking relationship exists between any member of the Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Report of the Audit Committee

The Audit Committee of the Company’s Board of Directors is composed of three directors, each of whom satisfies the applicable independence requirements of the Nasdaq Stock Market and operates under a written Charter adopted by the Company’s Board of Directors, which is attached as Appendix A to this Proxy Statement.

The Audit Committee’s primary purposes are to:

•	oversee the accounting and financial processes of the Company and the audit of the Company’s financial statements;

•	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitor the independence and performance of the Company’s independent auditors; and

•	provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has reviewed and discussed with the Company’s management and BDO Seidman, LLP, the Company’s independent auditor, the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 28, 2003. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with BDO Seidman, LLP the firm’s independence. The Audit Committee has considered whether the non-audit services provided by BDO Seidman, LLP in fiscal 2003 were compatible with the firm’s independence. The Audit Committee has also discussed with BDO Seidman, LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

JON P. BRADY, CHAIRMAN
SCOTT LEA
JOSEF SKLUT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the Record Date (or such different date as is indicated below) by (i) each director of the Company, (ii) each person that is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (iii) each executive officer named in the Summary Compensation Table who beneficially owns Common Stock and (iv) all directors and executive officers of the Company as a group. The stockholders named below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, except as expressly disclosed to the contrary. This table is based upon information supplied by officers, directors and principal stockholders of the Company and by Schedules 13G filed with the SEC.

	Beneficial Ownership
Name	Shares Beneficially Owned		Percent of Shares Outstanding
Robert S. Speizman
701 Griffith Road, Charlotte, NC 28217	581,010	(1)	17.1%
Mark A. Speizman
701 Griffith Road, Charlotte, NC 28217	271,550	(2)	8.1%
Scott C. Lea	10,750	(3)	*
Josef Sklut	12,350	(4)	*
Jon P. Brady	1,000	(5)	*
Bryan D. Speizman
701 Griffith Road, Charlotte, NC 28217	221,457	(2)	6.6%
Barry W. Blank
1661 East Camelback Road, Suite 201, Phoenix, AZ 85016	295,900		9.1%
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	191,500	(6)	5.9
All executive officers and directors as a group (6 persons)	876,660	(7)	24.9%

*	Less than 1%
(1)	Includes an aggregate of 141,000 shares of Common Stock subject to presently exercisable options.
(2)	Includes an aggregate of 111,250 shares of Common Stock subject to presently exercisable options.
(3)	Represents 5,000 shares of Common Stock owned by a revocable trust of which Mr. Lea and certain of his family members are beneficiaries and an aggregate of 5,750 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 2003.
(4)	Includes 600 shares of Common Stock owned of record by Mr. Sklut’s spouse, as to which he disclaims beneficial ownership, and an aggregate of 1,750 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 2003.

(5)	Represents an aggregate of 1,000 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 2003.
(6)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(7)	Includes an aggregate of 260,750 shares of Common Stock subject to options that are presently exercisable or become exercisable in December 2003.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth for fiscal 2001, 2002 and 2003 all compensation earned by the Company’s President and other executive officers whose salary and bonus exceeded $100,000 for fiscal 2003 (collectively, the “Named Executive Officers”). In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of the Company’s salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation	Securities Underlying Options	All Other Compensation(1)
Robert S. Speizman, President	2003 2002 2001	$365,000 359,400 409,420	— — —		— — —	— — —	$38,293 21,458 43,885

Paul R. M. Demmink, Vice President-Finance, CFO, Secretary and Treasurer (2)	2003	$146,735	—		—	—	—

Mark A. Speizman, Senior Vice President, Hosiery	2003 2002 2001	$180,000 188,064 199,321	$35,259 436 —	(3) (3)	— —	— —	$877 2,262 4,862

(1)	Represents for Robert Speizman, the Company’s contribution of $5,146 and $958 in fiscal 2001 and 2002, respectively, to his account under the Company’s 401(k) Profit Sharing Plan and the full amount of premiums paid by the Company for the benefit of Mr. Speizman of $38,739, $20,500 and $38,293 in fiscal 2001, 2002 and 2003, respectively, on split dollar life insurance policies. Represents for Mark Speizman, the Company’s contribution of $3,985 and $1,385 in fiscal 2001 and 2002, respectively, to his account under the Company’s 401(k) Profit Sharing Plan and insurance premiums of $877 paid by the Company for term life insurance for him during each of fiscal 2001, 2002 and 2003.
(2)	Mr. Demmink joined the Company in July 2002.
(3)	Represents sales commissions.

Stock Options

No options were granted by the Company to the Named Executive Officers and no options were exercised by the Named Executive Officers under the Company’s stock option plans and equity compensation plan during fiscal 2003.

The table below sets forth information for each of the Named Executive Officers with respect to the value of stock options outstanding as of June 28, 2003. The fair market value of the Common Stock as of June 28, 2003, which was the per share price as quoted on The Nasdaq SmallCapMarket, was $0.50.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options At Fiscal Year-End	Value of Unexercised In The-Money Options At Fiscal Year-End
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert S. Speizman	141,000/0	$0/0
Paul R. M. Demmink	—	—
Mark A. Speizman	111,250/0	0/0

Employment Agreements, Termination of Employment Arrangements and Change in Control Arrangements

The Company currently has no employment agreement with any executive officer and has no plan or arrangement with any executive officer which is activated upon his resignation, termination or retirement upon a change in control in the Company.

Pursuant to the Company’s Nonqualified Stock Option Plan and 2000 Equity Compensation Plan, the Compensation Committee of the Board of Directors (which administers such plans) may, in its discretion, and in accordance with the terms of such plans, in the event of a change in control of the Company as defined therein, accelerate the exercisability of, and authorize cash settlement payments in respect of, outstanding options under such plans.

Nonqualified Stock Option Plan

Under the Company’s Nonqualified Stock Option Plan (“Stock Option Plan”), 450,000 shares of Common Stock are reserved for issuance upon the exercise of options granted under the Stock Option Plan. The Common Stock subject to an option under the Stock Option Plan is made available from authorized and unissued shares of Common Stock. As of the Record Date, the Company had options outstanding under the Stock Option Plan to purchase an aggregate of 376,000 shares of Common Stock.

The Stock Option Plan provides for the grant of nonqualified stock options and is administered by the Compensation Committee. The Compensation Committee has the exclusive right to interpret, construe and administer the Plan and to select the persons eligible to receive options. Subject to the foregoing, any employee of the Company, as well as any other person, including directors, may participate in the Stock Option Plan if the Compensation Committee determines such participation is in the best interests of the Company, subject to any limitations as may be provided by applicable law or the Compensation Committee. The Compensation Committee determines the number of shares of Common Stock subject to an option granted under the Stock Option Plan and the form, terms, conditions and duration of each option. The Compensation Committee is given broad discretion to make adjustments to options outstanding under the Stock Option Plan upon any extraordinary event affecting the Company or its financial condition or performance, including, for example, a recapitalization or merger transaction or a change in control or potential change in control of the Company.

The Stock Option Plan limits to 100,000 the number of shares of Common Stock that are subject to options that can be granted to an executive officer of the Company during a 12-month period.

Speizman 2000 Equity Compensation Plan

Under the Company’s 2000 Equity Compensation Plan (“Equity Compensation Plan”), 155,000 shares of Common Stock are authorized for issuance. Awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock awards, performance shares and other stock-based awards are authorized under the Equity Compensation Plan. As of the Record Date, there were no outstanding options issued under the Equity Compensation Plan.

The Equity Compensation Plan is administered by the Compensation Committee. The Compensation Committee may grant stock appreciation rights, either in connection with stock options or independently. A stock appreciation right provides the holder with the right to receive from the Company a distribution equal to the excess of the fair market value of a specified number of shares of the Common Stock on the date such right is exercised over the aggregate exercise price specified for the stock appreciation right. If the stock appreciation right is connected to a stock option, the holder may surrender the option in exchange for such a distribution. The distribution is made, in the Compensation Committee’s discretion, in shares of Common Stock valued at fair market value on the exercise date, in cash or in a combination of cash and Common Stock.

Generally, no person may be granted options or stock appreciation rights with respect to more than 100,000 shares of Common Stock in any calendar year. However, for his initial year of service, a person may be granted options or stock appreciation rights with respect to 150,000 shares of Common Stock.

The Compensation Committee may grant restricted stock awards under the Equity Compensation Plan. A restricted stock award will be subject to forfeiture or a repurchase option in the Company’s favor in accordance with a vesting schedule determined by the Compensation Committee. The purchase price of restricted stock awarded under the Equity Compensation Plan may be any amount, subject to minimum consideration as may be required by applicable law. Generally, stock is not transferable while it is subject to forfeiture or repurchase.

The Compensation Committee may grant stock awards under the Equity Compensation Plan in consideration of past or future services without a purchase price. In addition, the Compensation Committee may grant performance shares under the Equity Compensation Plan. The Compensation Committee will determine the purchase price (if any), performance period and performance goals with respect to the grant of performance shares, and it shall determine the form of settlement of performance shares, which may be in shares of Common Stock, in cash or in a combination of cash and Common Stock.

The Compensation Committee may grant other awards under the Equity Compensation Plan, which awards are valued in whole or in part by reference to, or are otherwise based on, the Common Stock, including without limitation, convertible preferred stock, convertible debentures, exchangeable securities, phantom stock and Common Stock awards or options valued by reference to book value or performance.

Incentive Compensation Plans

The Company originally adopted a cash incentive compensation plan for its executive officers in 1995. In September 2002, the Company’s Board of Directors revised the Company’s incentive compensation plan for its officers for fiscal 2003. Under this revised plan, for fiscal 2003, Robert Speizman, Mark Speizman, Paul Demmink and another employee of the Company were entitled to aggregate annual incentive compensation equal to 30% of the Company’s annual consolidated income before taxes, and after other employee incentive compensation paid pursuant to the plan discussed below, in excess of $1.8 million (which was 15% of the Company’s stockholder’s equity as of the beginning of fiscal 2003). Payments under this plan could reduce such income of the Company below the 15% threshold. In addition, the Board of Directors adopted an incentive compensation plan for fiscal 2003 under which all employees of the Company that do not participate in other departmental incentive plans are entitled to aggregate incentive compensation equal to 10% of the Company’s annual consolidated income before taxes in excess of $100,000. No incentive compensation was paid under either of these plans for fiscal 2003.

In February 2003, the Company’s Board of Directors revised the incentive compensation plan for its executive officers to provide that, for fiscal 2004, Robert Speizman, Mark Speizman, and Paul Demmink will be entitled to aggregate annual incentive compensation equal to 30% of the Company’s annual consolidated income before taxes, and after other employee incentive compensation paid pursuant to the plan discussed below, in excess of $1.2 million (which was 10% of the Company’s stockholder’s equity as of the beginning of fiscal 2003). Payments under this plan cannot reduce such income of the Company below the 10% threshold. In addition, the Board of Directors adopted an incentive compensation plan under which all employees of the Company that do not participate in other departmental incentive plans are entitled to aggregate incentive compensation equal to 10% of the Company’s annual consolidated income before taxes in excess of $600,000 (which was 5% of the Company’s stockholders’ equity as of the beginning of fiscal 2003).

Report of the Compensation Committee on Executive Compensation

The Company’s compensation program for its executive officers is administered by the Compensation Committee of the Company’s Board of Directors. The present members of this committee are Mr. Lea, Mr. Brady and Mr. Sklut. Mr. Lea is the Chairman of the Compensation Committee. Mr. Sklut was previously an executive officer of the Company.

Compensation Policy

The present compensation policies of the Compensation Committee regarding executive officer compensation are designed principally to (i) motivate the Company’s executive officers to improve the measure of the Company’s financial performance selected by the Compensation Committee, as well as stockholder return on the Common Stock, and (ii) establish a relationship between executive officer compensation on the one hand and such Company performance and stockholder return on the other hand. In implementing these policies, the Company’s executive officers are provided, in addition to base salaries, short-term and long-term incentive opportunities, consisting of annual cash incentive compensation based on the selected measure of the Company’s financial performance and options granted under the Company’s equity-based plans, respectively. The Compensation Committee believes that the incentive compensation plans in which the Company’s executive officers participate motivate them to improve such financial performance and that awards under the Company’s equity-based plans motivate the executive officers to improve the stockholder return on the Common Stock.

Tax Considerations

The Committee has considered the potential impact of Section 162(m) of the Code. In 1993, the United States Congress adopted Section 162(m) of the Code, which provision places limits on the Company’s ability to deduct certain compensation in excess of $1.0 million for any taxable year paid to its executive officers (“Section 162(m)”). The amounts includible in an executive officer’s compensation upon the exercise of nonqualified stock options is subject to this limitation. Since the targeted cash compensation of each of the Named Executive Officers is below the $1.0 million threshold and the Board of Directors believes that options granted under the Plan satisfy an exception to the limitation, the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company for fiscal 2003. The Committee believes in retaining flexibility to recognize an executive officer’s contribution beyond the deductibility limits if this serves the best interests of the Company and its stockholders. In fiscal 2003, all of the compensation paid to the executive officers qualified for deduction pursuant to Section 162(m) of the Code.

Base Salaries

For fiscal 2003, none of the executive officers received a salary increase or incentive compensation under the Company’s plans for them.

Annual Incentive Opportunities—Incentive Compensation Plans

The Compensation Committee believes that the compensation of the Company’s executive officers should be significantly influenced by the Company’s financial performance and that the Company’s consolidated income before taxes is an appropriate measure of such financial performance for purposes of executive officer incentive compensation determinations because it most nearly reflects the results of the diverse responsibilities and efforts of the Company’s executive officers. The Compensation Committee further believes that providing significant opportunities for incentive compensation based on increases in such income focuses management’s attention on this measure of the Company’s financial performance. The Compensation Committee believes that the executive officer incentive compensation plans reflect the Company’s continued disappointing results for fiscal 2003 as no incentive compensation was earned under the Company’s plan for this period.

Long-Term Incentive Opportunities—Stock Option Plans

To encourage a long-term focus by executive officers, the Company has historically provided incentives through its Nonqualified Stock Option Plan and Equity Compensation Plan which is administered by the Compensation Committee of the Board of Directors. The exercise price of the options granted to executive officers to date has been the fair market value of the Common Stock on the date of grant. As a result, the value of the options granted depends on stock price appreciation. The Compensation Committee believes that use of such equity-based incentives reinforces the identification of management with the long-term interests of the Company’s stockholders and motivates management to improve the Company’s performance. In fiscal 2003, the Compensation Committee did not grant any options to purchase shares of Common Stock.

President

Robert Speizman did not receive an increase in his compensation for fiscal 2003.

Compensation Committee

SCOTT LEA, CHAIRMAN
JON P. BRADY
JOSEF SKLUT

Comparative Performance Graph

The graph set forth below compares the cumulative total stockholder return on the Common Stock for the Company’s last five fiscal years with the cumulative total return of companies listed on the CRSP Total Returns Index for Nasdaq Stock Market (U.S. and Foreign Companies) (“Nasdaq Market Index”) and of the companies named below, including the Company, with the Standard Industrial Classification code 508, Wholesale Trade-Machinery, Equipment and Supplies that were included in the CRSP Total Returns Index for NASDAQ Stocks (U.S. and Foreign Companies) at any time during the five-year measurement period (the “Peer Group Index”). The comparison assumes the investment of $100 in the Common Stock, in the Nasdaq Market Index and in the Peer Group Index on June 27, 1998 and the reinvestment of all dividends (the Company paid no dividends during the periods shown). The stockholder return of each of the companies in the Peer Group Index has been weighed according to market capitalization at the beginning of each measurement period.

Comparison Of Five-Year Cumulative Total Return

Among Speizman Industries, Inc.,

Nasdaq Market Index and Peer Group Index

June 27, 1998 to June 28, 2003

Symbol	Index Description	6/1998	6/1999	6/2000	6/2001	6/2002	6/2003
■	Speizman Industries, Inc.	100.0	75.6	61.0	24.4	13.7	10.8
«	Nasdaq Market Index	100.0	139.2	211.5	113.5	78.3	87.4
Δ	Peer Group Index	100.0	80.8	76.1	93.8	70.1	51.6

NOTE: Since the Company’s fiscal year-end is not a trading day, the preceding trading day was used for purposes of calculating the performance graph.

The Peer Group Index consists of the following companies: American Aircarriers Support Incorporated, AVTEAM, Inc., Bio-logic Systems Corp., CTC Communications Corp., CTC Communications Group, Inc., China Resources Development, Inc., DXP Enterprises, Inc., Dataflex Corp., Ezcony Interamerica, Inc., Hi-Rise Recycling Systems, Inc., Hirsch International Corp., IIC Industries, Inc., Industrial Holdings, Inc., Innovative Valve Tech., Inc., Kaman Corp., Kellstrom Industries, Inc., Lawson Products, Inc., Micros-to-Mainframes, Inc., Nyer Medical Group, Inc., Officeland, Inc., PerfectData Corp., Quality Systems, Inc., Speizman Industries, Inc., Stewart & Stevenson Services, Inc., Strategic Distribution Inc., T 3 Energy Services, Inc., Tech Data Corporation, White Cap Industries, Inc. and Willis Lease Finance Corporation. With regard to the Peer Group Index, the capital stock of the Company’s direct competitors is not publicly traded. As a result, there is no publicly available information concerning the total stockholder return for such competitors and they are not included in the Peer Group Index.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Report of the Compensation Committee on Executive Compensation and the Comparative Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN TRANSACTIONS

The Company leases its headquarters, located in Charlotte, North Carolina, consisting of 13.2 acres of land, office space of approximately 40,000 square feet and warehouse space of approximately 182,000 square feet, from Speizman LLC (“SLLC”), a North Carolina limited liability company. SLLC is owned by Robert Speizman and his spouse and children, including Mark Speizman and Bryan Speizman. Under the lease agreement, which currently extends to May 2015, the Company is responsible for the costs of insurance, taxes and all maintenance, including structural maintenance, on the facility. In fiscal 2002, the lease agreement was amended to reduce the monthly rent from $88,000 to $67,000. During fiscal 2003, the Company paid SLLC aggregate rent on this facility of $804,000.

The Company and Mr. Sklut are parties to a deferred compensation agreement under which the Company agreed to pay Mr. Sklut or his designated beneficiary 180 monthly payments of $8,648 that commenced upon his retirement from the Company in November 1998. The Company originally entered into this agreement with Mr. Sklut in 1972. The Company is a party to a trust agreement under which the Company agreed to maintain, and pay all premiums on, a life insurance policy and an annuity contract on Mr. Sklut. The trust owned and was the beneficiary under both the life insurance policy and annuity contract, and the trustee agreed to use the cash surrender value or proceeds, as the case may be, to make the required payments under the deferred compensation agreement. The trustee has converted the policy and the contract to cash and cash equivalents. In the event the available funds are not adequate to make such required payments, the deficiency will be paid by the Company to Mr. Sklut, and in the event such funds exceed the required payments, such excess will be paid by the trustee to the Company. For fiscal 2003, the Company accrued $48,000 in expenses as a result of the anticipated insufficiency of funds available to the trustee, together with amounts previously accrued by the Company, to make the remaining required payments to Mr. Sklut. Additional accruals by the Company will depend on the investment returns of the trust over the next ten years. Through fiscal 2003, the Company has paid approximately $6,000 of the aggregate of $186,000 in expenses it has accrued as a result of such anticipated insufficiencies. Under the trust agreement, the trustee paid Mr. Sklut $103,776 for fiscal 2003.

The Company and Robert S. Speizman are parties to a redemption agreement dated May 31, 1974, as amended, that provides for the Company’s redemption of the Common Stock owned by Mr. Speizman at his death. The agreement gives to Mr. Speizman’s legal representatives the option, for a two-year period following his death, to require the Company to purchase such Common Stock at 95% of its “fair market value,” as defined in the agreement, provided that the aggregate purchase price paid for Mr. Speizman’s Common Stock may not exceed the excess of the proceeds of certain life insurance policies obtained by the Company remaining after repayment of any loans obtained by the Company under such insurance policies. The agreement provides that the Company will maintain life insurance on Mr. Speizman’s life in the aggregate amount of $1.15 million to fund its obligations thereunder. The Company is the beneficiary of this policy. The Company and Mr. Speizman terminated this redemption agreement in fiscal 2002; however, the related insurance policies remain in effect. The Company paid aggregate premiums of approximately $3,792 in fiscal 2003 on these life insurance policies.

Bryan Speizman, Barry Speizman, who are sons of Robert Speizman, and Don Mullen, who is Mr. Speizman’s son-in-law, are also employed by the Company and, for fiscal 2003, received aggregate cash compensation from the Company of $207,769, $76,163 and $164,718, respectively.

PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION,

AS AMENDED, TO EFFECT REVERSE STOCK SPLIT

General

In October 2003, the Company’s Board of Directors approved, and recommended that stockholders approve, alternative amendments to Article Fourth (A) of the Company’s Certificate of Incorporation, as amended (the “Amendment”), to effect a reverse stock split (the “Reverse Stock Split”) of the outstanding Common Stock, at an exchange ratio, to be determined by the Board of Directors, of one-for-three, one-for-four or one-for-five, whereby any whole number of outstanding shares between and including three and five would be combined into one share of Common stock, and to authorize the Board of Directors to select and file one such amendment in its discretion. The Board of Directors will have the discretion to determine whether to effect the reverse stock split, and if so, the exchange ratio.

The Board of Directors believes that stockholder approval of alternative amendments, rather than approval of only one specified exchange ratio for the Reverse Stock Split, provides the Board of Directors with flexibility to consider then-market conditions before making a determination as to an exchange ratio, and, therefore, is in the best interests of the Company and its stockholders. The Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay any Reverse Stock Split, if at any time prior to the filing of the Amendment it determines, in its sole discretion, that the Reverse Stock Split would not be in the best interests of the Company and its stockholders based on its consideration of factors more fully discussed below.

If the Reverse Stock Split is implemented following stockholder approval of the Amendment, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The par value of the Common Stock would remain unchanged at $0.10 per share. The Amendment would not change the number of authorized shares of Common Stock.

The text of the form of proposed Certificate of Amendment is set forth in Appendix B to this Proxy Statement, provided, however, that such text is subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Company’s Board of Directors deems necessary and advisable to effect the Reverse Stock Split at one of the exchange ratios described above. If approved by stockholders and if the Board of Directors determines to effect the Reverse Stock Split, the Amendment would be effective as of 5:00 p.m. Eastern time on such date as a Certificate of Amendment reflecting the Reverse Stock Split is filed with the Secretary of State of the State of Delaware (the “Effective Date”). By approving these Amendments, stockholders will approve a series of amendments to the Company’s Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including three and five would be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to do any Reverse Stock Split.

Purpose of and Board Discretion to Implement the Reverse Stock Split

The Common Stock is currently listed on The Nasdaq SmallCap Market. The Company’s Common Stock has been listed on The Nasdaq SmallCap Market since March 20, 2001 and was listed on the Nasdaq National Market System from October 1993 to March 19, 2001. The Common Stock was delisted from the Nasdaq National Market due to the failure of the Company to satisfy the requirement that it maintain a minimum public float of $5.0 million. One of the key requirements to continued listing of the Common Stock on The Nasdaq SmallCap Market is that the Common Stock maintain a minimum bid price of $1.00 per share. Additional requirements for such continued listing of the Common Stock are a minimum public float of $1.0 million and a minimum of 500,000 publicly held shares. Since January 2002, the bid price of the Company’s common stock has been below $1.00 per share. As of October 22, 2003, the closing per share bid price of the Common Stock was $0.35.

The Company has been notified by Nasdaq that the Company’s Common Stock will be delisted from The Nasdaq SmallCap Market unless (1) on or before October 17, 2003, the Company files a proxy statement with the Securities and Exchange Commission and Nasdaq evidencing its intent to seek shareholder approval for the implementation of a Reverse Stock Split sufficient to satisfy the $1.00 bid price requirement and (2) on or before December 12, 2003, the Common Stock has a closing bid price of at least $1.00 per share and, immediately thereafter, for a minimum period of 10 consecutive trading days (or such longer period as Nasdaq may require in its discretion), the Common Stock maintains a closing bid price of at least $1.00 per share. Nasdaq has further notified the Company that Nasdaq may, in its discretion, require that the Company maintain a closing bid price at or above $1.00 per share for a period of greater than 10 consecutive trading days before determining that the Company has demonstrated the ability to maintain long-term compliance with the $1.00 minimum bid requirement.

In addition, the public float of the Common Stock is currently less than $1.0 million. If the Company fails to meet this requirement for continued listing of the Common Stock on The Nasdaq SmallCap Market for 30 consecutive business days, during the 90 days following notice of this deficiency from Nasdaq, the Company must regain compliance with this requirement for 10 consecutive business days or be delisted. Further, if the Reverse Stock Split were to be implemented at an exchange ratio of one-for-five, the number of outstanding publicly held shares would be less than 500,000 and the Common Stock would fail to meet the relevant Nasdaq listing standard requirement.

If the Company is delisted, its Common Stock might trade in the OTC-Bulletin Board on the “pink sheets” maintained by the National Quotation Bureau, Inc., which is viewed by most investors as a less desirable marketplace. Such alternatives are generally considered to be less efficient markets and not as broad a market as Market. In such event, the market price of the Common Stock may be adversely impacted and a stockholder may find it difficult to dispose, or obtain accurate quotations as to the market value of the Common Stock. The Board of Directors believes the Reverse Stock Split is desirable because it will assist the Company in its efforts to meet the requirements for continued listing on The Nasdaq SmallCap Market by helping to raise the bid price of the Common Stock.

Since the purpose of the proposed Reverse Stock Split is to increase the per share bid price of the Common Stock, the Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the bid price of the Common Stock and improve the likelihood that the Company will be allowed to maintain its listing on The Nasdaq SmallCap Market and, in addition, that the Common Stock will not be delisted from Nasdaq for failure to meet a continued listing standard other than the minimum bid price requirement in the short-term. If the Amendment is authorized by the stockholders, the Board of Directors will have the discretion to implement the Reverse Stock Split, select the exchange ratio to be applied, or to decide not to effect the Reverse Stock Split at all. The Board of Directors has proposed an exchange ratio range in order to give it the flexibility to select an exchange ratio that it believes will cause the per share bid price of the Common Stock to reach and maintain a level above $1.00. If the bid price of the Common Stock increases before the proposed Reverse Stock Split is effected, the Reverse Stock Split may not be necessary, or the Board of Directors may determine that such increase in the stock price would necessitate a lower ratio than if the bid price had decreased or remained constant. No further action on the part of the stockholders would be required to either effect or abandon the Reverse Stock Split in such case.

Effects of the Reverse Stock Split

The reduction in the number of issued and outstanding shares of the Common Stock caused by the Reverse Stock Split is anticipated initially to increase proportionately the per share market value of the Common Stock. However, the actual effect of the Reverse Stock Split upon the market price for the Common Stock cannot be predicted, and the history of similar stock split combinations for companies in similar circumstances is varied. There can be no assurance that the market price per share of the Common Stock after a Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the Reverse Stock Split. There can be no assurance that the bid price per share of the Common Stock after the Reverse Stock Split will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or the Common Stock will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq SmallCap Market, including the minimum public float requirement of $1.0 million and the requirement that the Company have 500,000 publicly-held shares. The market price of the Common Stock may also be based on the Company’s performance and other factors, some of which may be unrelated to the number of shares outstanding.

The Reverse Stock Split is likely to result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

The Reverse Stock Split would affect all issued and outstanding shares of the Common Stock. Upon the Effective Date, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding based on the Reverse Stock Split exchange ratio selected by the Board of Directors. As of October 10, 2003, the Company had 12,000,000 shares of authorized Common Stock and 3,255,428 shares of Common Stock issued and outstanding. The Company will continue to have 12,000,000 authorized shares of Common Stock. Following the implementation of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding will be reduced from 3,255,428 as of October 10, 2003, to between 1,085,142 and 651,085, depending on the exchange ratio for the Reverse Stock Split determined by the Board of Directors. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in the future. If the Company issues additional shares, the ownership interest of present holders of the Common Stock will be diluted. The Company has no present plans to issue any of these shares of additional Common Stock.

Each of the Company’s equity compensation plans provides for either automatic or permissive equitable adjustments on account of a stock split to both the aggregate number of shares of Common Stock available for issuance under the plan and the terms of the stock options outstanding under the plan. Each of these plans is administered either by the Board of Directors or its Compensation Committee. The Board of Directors and the Compensation Committee intend to reduce the number of shares available under these plans and options in proportion to the exchange ratio of the Reverse Stock Split and to increase the per share exercise price under each such option proportionately. In connection with the Reverse Stock Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

It should be noted that the liquidity of the Common Stock may be adversely affected by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.

Even though the Reverse Stock Split, by itself, would not impact the Company’s assets or prospects, the Reverse Stock Split could be followed by a decrease in the aggregate market value of the Common Stock.

Except for changes resulting from the receipt of cash in lieu of fractional shares as described below, the Reverse Stock Split will not change the equity interests of the stockholders in the Company and will not affect the relative rights of any stockholder or result in a dilution or diminution of any stockholder’s proportionate interest in the Company. Management does not believe, nor does it intend, that the Reverse Stock Split will result in a significant number of stockholders being cashed out by virtue of holding less than one share after the Reverse Stock Split.

Certain Risks Associated With the Reverse Stock Split

While the Company’s Board of Directors believes that its Common Stock would trade at higher prices after the implementation of the proposed Reverse Stock Split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock prior to the Reverse Stock Split times the selected exchange ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. The Company cannot offer any assurance that its Common Stock will meet The Nasdaq SmallCap Market continued listing requirements following the Reverse Stock Split, including the minimum public float requirement of $1.0 million and the requirement that the Company have 500,000 publicly-held shares. The market price of the Common Stock is based on its performance and other factors, some of which may be unrelated to the number of the Company’s shares outstanding.

Nasdaq has notified the Company that Nasdaq may, in its discretion, require that the Company maintain a closing bid price at or above $1.00 per share for a period greater than ten days before determining that the Company has demonstrated the ability to maintain long-term compliance with the $1.00 minimum bid requirement. The factors Nasdaq has advised the Company it will consider in making such a determination are (1) the amount by which the bid price is above $1.00, (2) trading volume (a lack of which may indicate a lack of market interest at the posted bid price), (3) the market maker montage and (4) the trend of the stock price.

Implementation of the Reverse Stock Split

If the Amendment is approved by the stockholders at the Annual Meeting, the Board, in its discretion, will determine the necessity for the Reverse Stock Split and the exchange ratio as soon as practicable.

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates or cash in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered to the exchange agent such stockholder’s outstanding certificates together with a properly completed and executed letter of transmittal. Stockholders should not destroy any stock certificate and should not submit any certificate until requested to do so by the Company or the Exchange Agent. Until surrendered, each certificate representing shares of Common Stock before the Reverse Stock Split would be valid and would continue to represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split.

No fractional shares of Common Stock will be issued as a result of the proposed Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will be entitled, upon surrender of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of Common Stock on the Effective Date as reported on The Nasdaq SmallCap Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described above.

No Appraisal Rights

Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the proposed Reverse Stock Split.

Federal Income Tax Consequences

The following discussion generally describes certain federal income tax consequences of the Reverse Stock Split to stockholders of the Company. The following does not address any foreign, state, local tax or alternative minimum income or other federal tax consequences of the Reverse Stock Split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder’s acquisition and ownership of the Common Stock.

Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with his own tax advisor concerning the tax consequences of the Reverse Stock Split, including federal, state and local or other income tax.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Stock Split. However, the Company believes that, because the Reverse Stock Split is not part of a plan to periodically increase a stockholder’s proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Stock Split will have the following income tax effects:

1. A stockholder will not recognize taxable gain or loss as a result of the Reverse Stock Split, except to the extent a stockholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of New Common Stock should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. Generally, a stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. Such gain or loss generally will be capital gain or loss.

2. In the aggregate, the stockholder’s basis in New Common Stock will equal his basis in the shares of Old Common Stock exchanged therefor (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and such stockholder’s holding period for New Common Stock will include the holding period for Old Common Stock exchanged therefor if the shares of Old Common Stock were capital assets in the hands of such stockholder.

3. The Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company will not recognize any gain or loss as a result of the Reverse Stock Split.

Accounting Consequences

The par value per share of the Common Stock would remain unchanged at $0.10 per share after any Reverse Stock Split. As a result, on the Effective Date of a Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss per share of Common Stock and net book value per share will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of a Reverse Stock Split.

The Board of Directors recommends that the Company’s stockholders vote “FOR” the proposal to alternatively amend the Company’s Certificate of Incorporation, as amended, to effect the Reverse Stock Split.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company’s independent public accountants. The Board has appointed BDO Seidman, LLP, which firm served as independent public accountants for the Company during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the stockholders. The Audit Committee has considered whether the non-audit services provided by BDO Seidman, LLP in fiscal 2003 and determined that the provision of those services is compatible with and does not impair the firm’s independence.

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees. During fiscal 2003, the aggregate fees and expenses billed by BDO Seidman, LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements were $186,000.

All Other Fees. During fiscal 2003, the aggregate fees and expenses billed by BDO Seidman, LLP for professional services other than audit fees were $66,000, including audit related services and non-audit services. Audit related services generally include fees for audits, accounting consultations and registration statements filed with the Securities and Exchange Commission. Non-audit services generally include tax compliance and tax consultations.

Financial Information Systems Design or Implementation. BDO Seidman, LLP billed no fees to the Company during fiscal 2003 for financial information systems design or implementation.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors, executive officers and persons who own more than 10% of the outstanding shares of the Company’s Common Stock file with the Securities and Exchange Commission certain reports relating to their ownership of Common Stock and changes in such ownership. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2003, all such Section 16(a) filing requirements were complied with.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

In order for stockholder proposals to be included in the proxy statement for the Company’s annual meeting of stockholders for the year ending July 3, 2004 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, any such proposal must be received by the Company at its executive offices not later than June 30, 2004 and meet all other applicable requirements for inclusion therein. The Company must be notified of any other stockholder proposal intended to be presented for consideration at the 2004 Annual Meeting not later than September 13, 2004.

OTHER BUSINESS

The Board of Directors is not aware of any other matter to come before the Annual Meeting. However, if any such matter does come before the Annual Meeting which requires a vote of the stockholders, it is the intention of the persons named in the enclosed proxy to vote the shares of Common Stock represented thereby in accordance with the recommendations of the Company’s management and their judgment on such matter.

By order of the Board of Directors,

PAUL R.M. DEMMINK
Vice President-Finance, CFO, Secretary and Treasurer

Charlotte, North Carolina

October 28, 2003

APPENDIX A

SPEIZMAN INDUSTRIES, INC.

AUDIT COMMITTEE CHARTER

A.	Purpose.

There will be a committee of the Board of Directors (the “Board”) of Speizman Industries, Inc. (the “Company”) known as the Audit Committee (the “Committee”). The primary purpose of the Committee is to:

1. Oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.

2. Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

3. Monitor the independence and performance of the Company’s independent auditor and Chief Financial Officer.

4. Provide an avenue of communication among the independent auditor, management, the Chief Financial Officer and the Board.

The Committee will undertake those specific responsibilities listed below and such other duties or responsibilities as the Board may from time to time prescribe.

B.	Composition and Meetings.

1. The Committee will be comprised of at least three directors of the Company, each of whom will be independent under the rules of The Nasdaq Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Each member of the Committee will be able to read and understand fundamental financial statements, and at least one member of the Committee will have financial experience or background as required under applicable rules of The Nasdaq Stock Market. At least one member of the Committee shall be a “financial expert” (as such term is defined by SEC and The Nasdaq Stock Market rules) by such time as the Company would be required to disclose the Board’s determination as to whether a “financial expert” serves on the Committee.

2. The Committee shall meet at least four times a year, or more frequently as circumstances dictate. The Chairperson of the Committee will prepare or approve an agenda in advance of each meeting. The Committee shall meet periodically with the Chief Financial Officer, the independent auditor, and as a Committee to discuss any matters that the Committee or its invitees believe should be discussed. In addition, the Committee shall communicate with management and the independent auditor quarterly to review the Company’s financial statements and significant findings based upon the auditor’s limited review procedures.

3. The members of the Committee shall be appointed by the Board in accordance with the Bylaws of the Company. The members of the Committee shall serve at the pleasure of the Board for such term or terms as the Board may determine. The Board shall designate the Chairperson of the Committee. Except as expressly provided in this Charter or the Bylaws of the Company, the Committee shall fix its own rules of procedure.

4. The Committee shall report regularly to the Board.

C.	Authority, Duties and Responsibilities.

    The Committee shall have the following authority, duties and responsibilities:

1. Review and assess the adequacy of this Charter at least annually, and recommend amendments to the Board as conditions dictate.

2. Review and discuss with management and the independent auditor the annual audited financial statements of the Company before filing or distribution, including any certification report, opinion or review rendered by the independent auditor.

3. In consultation with the management, the independent auditor, and the Chief Financial Officer, consider the integrity of the financial reporting processes and controls of the Company. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditor and the Chief Financial Officer, together with responses from management.

4. Review with financial management and the independent auditor the quarterly financial results as promptly as possible before or concurrent with the filing or distribution.

5. Recommend to the Board whether the Company’s annual audited financial statements should be included in the Company’s Form 10-K. The Committee shall base this recommendation on:

•	Its review with management of the Company’s annual audited financial statements, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements;

•	Its discussion with the independent auditor of the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit; and

•	Its review and discussion with the independent auditor of the written disclosures required by Independence Standards Board Standard No. 1 and the independent auditor’s independence.

6. Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting), which firm shall report directly to the Committee.

7. Ensure the independence and performance of the independent auditor.

8. Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company on an annual basis. On an annual basis, the Committee should review and discuss with the independent auditor all significant relationships they have with the Company that could impair the auditors’ independence.

9. Review the audit plan of the independent auditor and discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

10. Consider the independent auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

11. Consider whether the provision of non-audit services by the independent auditor is compatible with maintaining the independent auditor’s independence.

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12. Preapprove all engagements for audit and non-audit services permitted under the Exchange Act to be performed for the Company by its independent auditor, subject to such exception with respect to such non-audit services as may be permitted under the Exchange Act and the rules and regulations thereunder.

13. Ensure the rotation of audit partners in accordance with applicable law.

14. Set policies for hiring current or former partners, principals, shareholders or professional employees of the independent auditor in accordance with applicable law.

15. Review a report from the independent auditor annually prior to the filing of the Company’s Form 10-K and prior to any other filing of an audit report with the Commission on:

•	All critical accounting policies and practices used by the Company;

•	All alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

16. Review the budget plan, changes in plan, activities, organizational structure, and qualifications of the internal audit system of the Company, as needed.

17. Review the appointment, performance, and replacement of the senior finance executive responsible for internal audit.

18. Review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable law and regulations, and inquiries from regulators or government agencies.

19. Provide a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(3)(3) of Schedule 14A.

20. Annually review policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites.

21. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Conduct any investigation appropriate to fulfilling its responsibilities with direct access to the independent auditor as well as anyone in the organization.

23. Review and approve all related party transactions for which audit committee approval is required by applicable law or the rules of The Nasdaq Stock Market.

24. Review, approve and monitor the Company’s codes of ethics.

25. Perform any other activities consistent with this Charter, the Company’s Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

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D.	Retention of Advisors.

The Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisers employed by the Committee, subject only to any limitations imposed by applicable rules and regulations.

E.	Delegation.

The Committee may delegate in writing to the Chairperson of the Committee, as a subcommittee of the Committee, the authority to grant preapprovals of engagements related to audit services and non-audit services permitted under the Exchange Act, provided that decisions of the Chairperson to grant preapprovals shall be presented to the full Committee at its next scheduled meeting and subject to the disclosure provisions of the Exchange Act. In addition, the Committee may, in its discretion, delegate all or a portion of its authority and responsibilities to a subcommittee of the Committee when appropriate.

F.	Limitation of Committee’s Role.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor.

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APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

SPEIZMAN INDUSTRIES, INC.

It is hereby certified that:

1. The name of the Corporation (hereinafter called the “Corporation”) is Speizman Industries, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth (A) thereof in its entirety and substituting the following in lieu thereof:

“Fourth: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 12,025,000 of which 25,000 shall be Preferred Stock of the par value of $100 a share (hereinafter called the “Preferred Stock”) and of which 12,000,000 shares shall be Common Stock of the par value of $.10 a share (hereinafter called the “Common Stock”). Effective as of 5:00 p.m. Eastern Time on the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Date”), each [three/four/five] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock of the Corporation; provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on The Nasdaq SmallCap Market on the last business day before the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the proposed amendment of the Restated Certificate of Incorporation as set forth in paragraph 2 hereinabove was adopted by the Board of Directors of the Corporation on October         , 2003 declaring said amendment to be advisable and calling a meeting of the stockholders for consideration thereof. Thereafter, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer hereby declaring and certifying that this is the act and deed of the Corporation and that the facts stated herein are true.

SPEIZMAN INDUSTRIES, INC.

By:
Robert S. Speizman
President

SPEIZMAN INDUSTRIES, INC.

Proxy for Annual Meeting of Stockholders to be Held on November 24, 2003

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Robert S. Speizman and Paul R.M. Demmink, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Speizman Industries, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on November 24, 2003 at 9:00 a.m. at the principal executive offices of the Company located at 701 Griffith Road, Charlotte, North Carolina, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned hereby directs that such shares be voted as follows:

1. ELECTION OF DIRECTORS:	☐ FOR All Nominees Listed Below	☐ WITHHOLD Authority To Vote For All Nominees	☐ WITHHOLD Authority to Vote For Those Nominees Written in the Space Provided Below; and FOR All Other Nominees

Nominees: Robert S. Speizman, Scott C. Lea, Josef Sklut and Jon P. Brady.

INSTRUCTION—To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2. To approve three alternative amendments to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s Common Stock, par value $0.10 per share, pursuant to which any whole number of outstanding shares between and including three and five would be combined into one share of such Common Stock and to authorize the Board of Directors to select and file one such amendment in its discretion.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. The proxies are authorized to vote the shares represented by this proxy in accordance with their judgment on such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy, if signed and returned, will be voted FOR the election of the nominees named in Item 1.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officers. If a partnership, please sign in partnership name by authorized person.

DATED:                                                                                       , 2002

Signature

Signature if held jointly

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENCLOSED ENVELOPE